EXHIBITS TO BE FILED BY EDGAR

Exhibits:

            D-1  - Petition of JCP&L to the BPU seeking  authority to issue the transition bonds.

            D-3  - First  Amendment to petition of JCP&L to the BPU seeking authority to issue the transition bonds.

            J    - Actual and Pro Forma  Capitalization  tables  reflecting the sale of transition bonds.